ROANOKE TECHNOLOGY CORPORATION
STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into as of June 4, 2001 (the "Date of Grant"), by and between ROANOKE TECHNOLOGY CORPORATION, a Florida corporation (the "Company"), and JOHN W. SHILES (the "Optionee").

RECITALS

A.	Optionee has been employed as a programer for the Company since June 1, 2001. Pursuant to a Stock Option Agreement dated as of March 26, 2001 (the "Original Option Agreement"), the Company granted Optionee an option to purchase up to 5,000 shares of its common stock at an exercise price orf $7.00 per share (the "Original Option"). (All share amounts and prices in this Agreement have been adjusted to reflect a one-for-seven reverse stock split of the Company's common stock effected on March 26, 2001).

B.	The parties have determined to cancel the Original Option and replace it with a new option with the terms and conditions set forth herein.

AGREEMENT

        NOW, THEREFORE, the parties hereto, for good and sufficient consideration the receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

1.	Cancellation of Original Option. The parties hereby cancel the Original Option.

2.	Grant of Option. The Company hereby grants Optionee an option (the "Option") to purchase a total of Seventy Thousand (70,000) shares (the "Shares") of its common stock (the "Common Stock"), subject to the terms and conditions set forth herein. The number of Shares is subject to adjustment pursuant to Section 7 hereof.

3.	Exercise Price. The exercise price is $0.001 for each share of Common Stock (the "Exercise Price") subject to adjustment pursuant to Section 7 hereof.

4.	Vesting of Option.

4.1	Annual Increments. The remainder of this Option shall vest in the Optionee in equal annual increments over the forty-eight months commencing with June 2001 and ending with June 2005. Prior to any adjustments in the number of Shares pursuant to Section 7, each such monthly increment shall relate to 15,000 Shares. Vesting of each increment shall occur on the last day of each annual period.

4.2	Termination of Vesting. The vesting of the Option under Section 4.1 shall cease upon the Optionee's death or upon the termination of Optionee's employment by the Company. Any increments of the Option which have already vested in the Optionee shall not be affected by such termination.

4.3	Acceleration of Vesting.

4.3.1	Change in Control. A "Change in Control" for purposes of this Agreement shall mean (i) a single entity or group of affiliated entities acquires more than 25% of the stock of the Company issued and outstanding immediately prior to such acquisition; (ii) any person or entity initiates a tender offer or exchange offer to acquire more than 25% of the stock of the Company issued and outstanding immediately prior to such initiation; or (iii) shareholders approve the consummation of any merger of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 25% of the voting power of the surviving or acquiring corporation.

4.3.2	Acceleration. If a Change in Control has occurred or if the Company enters into any contract or agreement pursuant to which a Change in Control is intended to occur, the Option shall immediately become vested in full. The Company shall notify the Optionee at least ten (10) business days in advance of any Change in Control or execution of any such contract or agreement.

5.	Exercise of Option.

5.1	Right To Exercise. Subject to Sections 5.3 below, each increment of this Option shall be exercisable, cumulatively, in whole or in part, at any time on or after the date it has vested in the Optionee. This Option may not be exercised for a fraction of a Share.

5.2	Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and the name in which such Shares are to be registered. Such written notice shall be signed by the Optionee and shall be delivered in person, by a recognized overnight delivery service, or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price as contemplated by Section 4.3. The date of exercise shall be the date such notice is received by the Company. For income tax purposes, the Shares shall be considered transferred to the Optionee on the date of exercise.

5.3	Expiration of Option. The Option may not be exercised more than ten (10) years from the Date of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

6.	Securities Law Matters.

6.1	Exemption. The Company represents that this Option and the Shares are being offered and issued to the Optionee pursuant to the properly-available exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), and from the applicable state securities or "Blue Sky" laws (the "Blue Sky Laws").

6.2	Registration. The Company hereby agrees that it will promptly file a Registration Statement on Form S-8 (or such other form as is then appropriate, the "Registration Statement") registering the Shares under the Securities Act. The Company further agrees that it will cause the Registration Statement to become effective on or before June 1, 2001. In addition, the Company will take all necessary action to qualify the Shares under the Blue Sky Laws on or before such date.

7.	Non-Transferability of Option; Death. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. In the event of death of Optionee during the term of this Option, the Option may be exercised at any time prior to the date of expiration of the term of this Option as set forth in Section 4.3, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee and upon any successor by operation of law to the Company.

8.	Adjustment of Number of Shares and Exercise Price. If any of the following events shall occur at any time or from time to time prior to the exercise in full or expiration of the Option, the following adjustments shall be made in the number of Shares subject to the Option and to the Exercise Price.

8.1	Recapitalization. In case the Company effects a subdivision, combination, reclassification or other recapitalization of its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Exercise Price in effect immediately after such subdivision, combination, reclassification or other recapitalization shall be proportionately decreased or increased, as the case may be.

8.2	Stock Dividends. If the Company shall declare a dividend on its Common Stock payable in stock or other securities of the Company, the Optionee shall, without additional cost, be entitled to receive upon the exercise of the Option, in addition to the Shares to which the Optionee is otherwise entitled upon such exercise, the number of shares of stock or other securities that the Optionee would have been entitled to receive if the Optionee had been a holder, on the record date of such dividend, of the number of Shares so purchased under the Option. No adjustments shall be made for dividends in cash or other property.

8.3	Number of Shares Adjusted. After any adjustment of the Exercise Price pursuant to this Section, the number of Shares issuable at the new Exercise Price shall be adjusted to the number obtained by (i) multiplying the number of Shares issuable upon exercise of the Option immediately before such adjustment by the Exercise Price in effect immediately before such adjustment and (ii) dividing the product so obtained by the new Exercise Price.

9.	Merger.

9.1	Assumption. In the event of any merger, consolidation or purchase of substantially all shares of the Company where the holders of Common Stock are to receive stock or other securities of the surviving or acquiring company, the Option shall be assumed by, be binding upon and inure to the benefit of such surviving or acquiring company, and shall continue to be governed by, to the extent applicable, the terms and conditions of this Agreement.

9.2	Adjustment. After the consummation of a consolidation or merger of the Company with or into any other corporation, then the Optionee shall have the right to receive the kind and amount of shares of stock or other securities or property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock issuable upon exercise of the Option immediately prior to such consolidation or merger.

10.	General Provisions.

10.1	Amendments; Waivers. This Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

10.2	Entire Agreement. This Agreement, together with its exhibit, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith including, without limitation, the Original Option Agreement.

10.3	Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to contracts made and performed in such State.

10.4	Attorneys' Fees. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then-current rates) incurred in such action or proceeding. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

10.5	Receipt of Agreement. Each of the parties hereto acknowledges that he or it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

10.6	Notices. Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to Optionee, addressed to Optionee at the last residence address of Optionee as provided by him to the Company from time to time, and if to the Company, addressed to the Chairman of the Board of the Company at the principal office of the Company.

10.7	Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

"COMPANY"

ROANOKE TECHNOLOGY CORPORATION a Florida corporation /s/ David L. Smith, Jr. David L. Smith, Jr. President/CEO	/s/ Edwin Foster, Jr. Edwin Foster, Jr. Corporate Secretary

"OPTIONEE
/s/ John W. Shiles John W. Shiles